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                                            EQUITABLE ACCUMULATOR ADVISOR (NQ)

                                      DATA

PART A -- THIS PART LISTS YOUR PERSONAL DATA.
------


OWNER:      John Doe

ANNUITANT:  John Doe                                  Age: 61     Sex: Male

CONTRACT:  GROUP ANNUITY CONTRACT NO. AC 6725

CERTIFICATE NUMBER:     00000

      ENDORSEMENTS ATTACHED: Endorsement Applicable to Non-Qualified
                             Certificates
                             Endorsement Applicable to Market Value
                             Adjustment Terms
                             Rider to Endorsement Applicable to Market Value Adjustment Terms

      ISSUE DATE:             January 8, 2001

      CONTRACT DATE:          January 8, 2001

ANNUITY COMMENCEMENT DATE:    March 20, 2025

      THE MAXIMUM MATURITY AGE IS AGE 90 -- SEE SECTION 7.03.
      The Annuity Commencement Date may not be later than the Processing Date which follows the Annuitant's 90th birthday.

GUARANTEED BENEFITS: Guaranteed Minimum Death Benefit

BENEFICIARY:      Jane Doe

No. 94ICB                                Data page 1                    (NAV)

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PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.
------

INITIAL CONTRIBUTION RECEIVED (SEE SECTION 3.02):     $25,000.00

INVESTMENT OPTIONS AVAILABLE (SEE PART II); YOUR ALLOCATION IS ALSO SHOWN.

INVESTMENT OPTIONS                              ALLOCATION (SEE SECTION 3.01)
------------------                              -----------------------------
o Alliance Common Stock Fund                            $25,000.00
o Alliance High Yield Fund
o Alliance Money Market Fund
o Alliance Small Cap Growth Fund
o Capital Guardian International Fund
o Capital Guardian Research Fund
o Capital Guardian U.S. Equity Fund
o EQ Equity 500 Index Fund
o EQ International Equity Index Fund
o EQ Small Company Index Fund
o EQ/Aggressive Stock Fund
o EQ/Alliance Premier Growth Fund
o EQ/Alliance Technology Fund
o EQ/Janus Large Cap Growth Fund
o EQ/Putnam Growth & Income Value Fund
o EQ/Putnam International Equity Fund
o EQ/Putnam Investors Growth Fund
o FI Mid Cap Fund
o FI Small/Mid Cap Value Fund
o JP Morgan Core Bond Fund
o Lazard Large Cap Value Fund
o Lazard Small Cap Value Fund
o MFS Emerging Growth Companies Fund
o MFS Growth with Income Fund
o MFS Research Fund
o Morgan Stanley Emerging Markets Equity Fund

No. 94ICB                                Data page 2                    (NAV)

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                                             ALLOCATION (SEE SECTION 3.01)
                                             -----------------------------

o     GUARANTEE PERIODS (CLASS I)
      EXPIRATION DATE AND GUARANTEED RATE

      February 15, 2002
      February 15, 2003
      February 15, 2004
      February 15, 2005
      February 15, 2006
      February 15, 2007
      February 15, 2008
      February 15, 2009
      February 15, 2010
      February 15, 2011

                                                -------------------
                                                TOTAL:   $25,000.00

Investment Options shown are Investment Funds of our Separate Account No. 49 and Guarantee Periods shown are in the Guaranteed Period Account. See Endorsement Applicable to Market Value Adjustment Terms.

"TYPES"  OF INVESTMENT OPTIONS (SEE SECTION 4.02):  Not applicable

GUARANTEED INTEREST ACCOUNT (SEE SECTION 2.01): Not available under this Certificate.

BUSINESS DAY (SEE SECTION 1.05): A Business Day for this Certificate will mean generally any day on which the New York Stock Exchange is open for trading.

PROCESSING DATES (SEE SECTION 1.20): A Processing Date is each Contract Date anniversary.

AVAILABILITY OF INVESTMENT OPTIONS (SEE SECTION 2.04): (See Data pages, Part C; Allocation Restrictions)


No. 94ICB                                Data page 3                    (NAV)

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ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01):  Your initial and any subsequent Contributions are allocated according to your instructions.

CONTRIBUTION LIMITS (SEE SECTION 3.02): We will only accept initial Contributions of at least $10,000. Subsequent Contributions can be made in an amount of at least $1,000. Subsequent Contributions can be made at any time up until the Annuitant attains age 84. We may refuse to accept any Contribution if the sum of all Contributions under all accumulation Certificates with the same Annuitant would then total more than $1,500,000. We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable Life annuity accumulation certificates/contracts that you own would then total more than $2,500,000.

TRANSFER RULES (SEE SECTION 4.02): Transfers among the Investment Options may be made at any time during the Contract Year.

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals - You must provide withdrawal instructions indicating from which Investment Options the Lump Sum Withdrawal will be taken; Systematic Withdrawals - Unless you specify otherwise, Systematic Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Investment Funds. If there is insufficient value or no value in the Investment Funds, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Guarantee Periods in order of the earliest Expiration Date(s) first.

WITHDRAWAL RESTRICTIONS (SEE SECTION 5.01): Systematic Withdrawals - May not start sooner than 28 days after issue of this Certificate. You may elect to receive Systematic Withdrawals on a monthly, quarterly or annual basis subject to a maximum of 1.2% monthly, 3.6% quarterly and 15.0% annually of the Annuity Account Value as of the Transaction Date.

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): Lump Sum Withdrawals minimum - $300; Systematic Withdrawals minimum - $250.

MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE AFTER A WITHDRAWAL (SEE SECTION 5.02):
Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Certificate).

We will NOT exercise our rights, described in Sections 5.02(b) and 5.02(c), to terminate the Certificate.

DEATH BENEFIT AMOUNT (SEE SECTION 6.01): The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below.

No. 94ICB                                Data page 4                    (NAV)

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Guaranteed Minimum Death Benefit

The Guaranteed Minimum Death Benefit is the sum of Contributions made, less

(a)   any tax charge that applies and
(b)   the sum of all prior withdrawals, if any.

Upon the death of the Owner who is also the Annuitant, any death benefit applied as an annuity benefit will be paid out over the life of the Beneficiary or for a period not extending beyond the Beneficiary's life expectancy and payments must begin within one year after such Owner's death.

If the Successor Owner/Annuitant election is made upon the Annuitant's death, the Annuity Account Value will be increased to the then current Guaranteed Minimum Death Benefit if such amount is greater (including any optional Death Benefit Rider amounts, if applicable). The increase, if any, will be allocated in accordance with the current instructions on file. In determining whether the Guaranteed Minimum Death Benefit is still in effect, we will use the age of the Successor Owner/Annuitant as of the date we receive due proof of death of the original Annuitant.

NORMAL FORM OF ANNUITY (SEE SECTION 7.04): The Normal Form of Annuity is Life Annuity 10 Year Period Certain for annuitization ages up to age 79. For annuitization ages 80 and older, the following applies:

            Annuitization Age             Length of Period Certain

            -----------------             ------------------------
              80 through 81                        9
              82 through 83                        8
              84 through 86                        7
              87 through 89                        6
              90                                   5

The maximum annuitization age varies by issue age and is shown on Data page 1.

AMOUNT OF ANNUITY BENEFIT (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any period certain only annuity form except that if the period certain is more than five years the amount applied will be no less than 95% of the Annuity Account Value.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE
SECTION 7.06):  6% per year


No. 94ICB                                Data page 5                    (NAV)

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MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06):  $2,000, as
well as minimum of $20 for initial monthly annuity payment.

WITHDRAWAL CHARGES (SEE SECTION 8.01):  None

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE (SEE SECTION 8.02):

Charges for State Premium and Other Applicable Taxes: A charge for applicable taxes, such as state or local premium taxes generally will be deducted from the amount applied to provide an Annuity Benefit under Section 7.02. In certain states, however, we may deduct the charge from Contributions rather than at the Annuity Commencement Date.

The above charge will be deducted from the Annuity Account Value in the Investment Funds on a pro rata basis. If there is insufficient value in the Investment Funds, all or a portion of the charge will be deducted from the Annuity Account Value with respect to the Guarantee Periods in order of the earliest Expiration Date(s) first.

NUMBER OF FREE TRANSFERS (SEE SECTION 8.03):  Unlimited

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

Mortality and Expense Risks Charge:
            Current and Maximum Annual rate of 0.50% (equivalent to a daily rate of 0.0013698%).

No. 94ICB                                Data page 6                    (NAV)

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PART C -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT ------
APPLICABLE TO MARKET VALUE ADJUSTMENT TERMS (MVA ENDORSEMENT).

ALLOCATION RESTRICTIONS (SEE SECTION 3.01): If the Annuitant is age 76 or older, allocations may be made only to Guarantee Periods with maturities of five years or less; however, in no event may allocations be made to Guarantee Periods with maturities beyond the February 15th immediately following the Annuity Commencement Date.

TRANSFERS AT EXPIRATION DATE (SEE ITEM 1 OF MVA ENDORSEMENT): If no election is made with respect to amounts in the Guaranteed Period Account as of the Expiration Date, such amounts will be transferred into the Guarantee Period with the earliest Expiration Date.

MARKET VALUE ADJUSTMENT (MVA) ON TRANSFERS AND WITHDRAWALS (SEE ITEM 2 OF MVA ENDORSEMENT): The MVA (positive or negative) resulting from a withdrawal or transfer of a portion of the amount in a Guarantee Period will be a percentage of the MVA that would be applicable upon a withdrawal of all of the Annuity Account Value from a Guarantee Period. This percentage is determined by (i) dividing the amount of the withdrawal or transfer from the Guarantee Period by
(ii) the Annuity Account Value in such Guarantee Period prior to the withdrawal or transfer.

TRANSFER RULES (SEE SECTION 4.02): Transfers may not be made to a Guarantee Period maturing in the current calendar year. Guarantee Periods to which transfers may be made are limited based on the attained age of the Annuitant (see Allocation Restrictions above).

MVA FORMULA (SEE ITEM 3 OF MVA ENDORSEMENT): The Guaranteed Rate for new allocations to a Guarantee Period is the rate we have in effect for this purpose even if new allocations to that Guarantee Period would not be accepted at the time. This rate will not be less than 3%.

The current rate percentage we use in item (c) of the formula is 0.00%. For purposes of calculating the MVA only, we reserve the right to add up to 0.25% to such current rate percentage.

SEPARATE ACCOUNT (SEE ITEM 5 OF MVA ENDORSEMENT): The portion of the assets of Separate Account No. 46 equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct.

No. 94ICB                                Data page 7                    (NAV)